EXHIBIT 11.1
COMPUTATION OF EARNINGS PER SHARE

(in thousands, except per share amounts)

                                Three Months Ended      Six Months Ended
                                     June 30,               June 30,
                                ------------------     ------------------
                                 1998        1997        1998       1997
                                 ----        ----        ----       ----

Net income                     $   7,469  $   6,630   $  13,043  $  11,221
                               ---------  ---------   ---------  ---------

Average shares of common
      stock outstanding
      during the period           16,255     15,998      16,240     15,971
                               ---------  ---------   ---------  ---------

Net income per share - basic   $    0.46  $    0.41   $    0.80  $    0.70
                               =========  =========   =========  =========

Average shares of common
      stock outstanding
      during the period           16,255     15,998      16,240     15,971

Incremental number of
      shares from assumed
      exercise of stock options      357        381         342        377
                               ---------  ---------   ---------  ---------
                                  16,612     16,379      16,582     16,348

Net income per share - diluted $    0.45  $    0.40   $    0.79  $    0.69
                               =========  =========   =========  =========
